Exhibit 99.1

Society Pass Incorporated (Nasdaq: SOPA)

Nasdaq delinquency notification letter (the “Notice”)

New York, NY – 21 April 2026 – Society Pass Incorporated (Nasdaq: SOPA) (the “Company”), Southeast Asia’s (SEA) next generation e-commerce ecosystem, today announced the received the notice of delinquency letter from Nasdaq.

On April 16, 2026, Society Pass Incorporated (the “Company”) received a delinquency notification letter (the “Notice”) from the Listing Qualifications Staff (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) due to the Company’s non-compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”) as a result of the Company’s failure to timely file its Annual Report on Form 10-K for the period ended December 31, 2025 (the “Filing”). The Listing Rule requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (the “SEC”).

This Notice has no immediate effect on the listing of the Company’s securities on Nasdaq. However, if the Company fails to timely regain compliance with the Rule, the Company’s securities will be subject to delisting from Nasdaq.

The Notice provides that the Company has 60 calendar days, or June 15, 2026, to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rule. If Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company up to 180 calendar days from the Filing’s due date, or until October 12, 2026, to regain compliance. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

The Company is working diligently to complete its Form 10-K and expects to file its Form 10-K within the 60-day period described above, which would eliminate the need for the Company to submit a formal plan to regain compliance.

About Society Pass Incorporated.

Founded in 2018 as an e-commerce ecosystem in the fast-growing markets of Vietnam, Indonesia, Philippines, Singapore and Thailand, which account for more than 80% of the SEA population, and with offices located in Bangkok, Ho Chi Minh City, Jakarta, Manila, and Singapore, Society Pass Incorporated (Nasdaq: SOPA) is a holding company operating in the digital media, travel, and lifestyle industries. Society Pass leverages technology to tailor a more personalized experience for customers in the purchase journey and to transform the entire retail value chain in SEA.

Society Pass completed an initial public offering and began trading on the Nasdaq under the ticker SOPA in November 2021.

For more information on Society Pass, please visit:

Website at https://www.thesocietypass.com or

LinkedIn at https://www.linkedin.com/company/societypass or

Facebook at https://www.facebook.com/thesocietypass or

X at https://twitter.com/society_pass or

Instagram at https://www.instagram.com/societypass/.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbour” provisions of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning. Forward-looking statements represent Society Pass Incorporated’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including the trading price and volatility of Society Pass Incorporated’s common stock and risks relating to Society Pass Incorporated’s business.

Media Contact:

Raynuald LIANG

Chief Executive Officer

ray@thesocietypass.com